Exhibit 99.1

News
KeyCorp 127 Public Square Cleveland, OH 44114

CONTACT:	William C. Murschel 216.828.7416 william_c_murschel@keybank.com
KEY MEDIA NEWSROOM: www.Key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP SHAREHOLDERS TO VOTE ON PROPOSAL TO
DECLASSIFY BOARD AT 2008 SHAREHOLDER MEETING
CLEVELAND, November 27, 2007 — At its November 15, 2007 meeting, the KeyCorp (NYSE: KEY) Board of Directors determined to place before KeyCorp shareholders — at the 2008 Annual Shareholders Meeting — a proposal to amend KeyCorp’s Code of Regulations to declassify KeyCorp’s Board of Directors. Under the proposal, starting in 2009, Directors would be elected annually.
In order not to affect the unexpired terms of the previously-elected Directors, under the proposed amendment, one-third of the Board would be elected for a one-year term in 2009, two-thirds of the Board would be elected for a one-year term in 2010, and in 2011 and thereafter all Directors would be elected for a one-year term.
The decision to place the proposal before the shareholders was based on the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent Directors. The Committee carefully studied the matter over several meetings and in reaching its recommendation considered a number of factors including the vote of the shareholders at the 2007 Annual Shareholders Meeting in which a majority of those shares voting voted in favor of a shareholder proposal requesting the Board of Directors to consider such actions as were necessary to declassify the Board of Directors.
KeyCorp’s Annual Meeting is slated for May 15, 2008 in Cleveland, Ohio. KeyCorp Directors currently serve three-year terms.
Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $97 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. Find out more information at https://www.key.com.
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